Exhibit 99.1

              Conn's, Inc. Reports Sales Results for the
                     Quarter Ended April 30, 2007


    BEAUMONT, Texas--(BUSINESS WIRE)--May 8, 2007--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced its net sales results for the quarter ended April 30, 2007.

    Net sales for the quarter ended April 30, 2007 of $181.4 million increased $9.7 million, or 5.6%, as compared with the quarter ended April 30, 2006, which, as previously disclosed, was positively impacted by hurricanes Katrina and Rita. Net sales represent net product sales (see table below), service revenues and commissions from service maintenance agreement sales. Revenues from finance charges and other for the quarter will be reported in the Company's earnings release and conference call scheduled for May 31, 2007.

    Same store sales (sales recorded in stores operated for the entirety of both periods) decreased 0.3% for the quarter ended April 30, 2007. As previously disclosed, same store sales for the quarter ended April 30, 2006 of 16.1% were positively impacted by hurricanes Katrina and Rita.

    "Our same store sales are flat, as expected, compared to an unusually strong quarter last year," said the Company's Chairman and CEO, Thomas J. Frank, Sr. "We are on track and look forward to increased sales growth for the remainder of the year."



 Product sales          Quarter ended April 30,
                   ---------------------------------
                             % of             % of
 (in $000)           2007      Tot    2006      Tot  Change  % Change
                   --------- ------ --------- ------ ------- ---------
 Electronics        $58,823   35.3%  $53,636   33.8% $5,187       9.7%
 Appliances          57,707   34.6%   61,649   38.9% (3,942)     -6.4%
 Track               21,681   13.0%   23,264   14.7% (1,583)     -6.8%
 Furniture           13,513    8.1%    5,406    3.4%  8,107     150.0%
 Lawn and garden      6,156    3.7%    5,273    3.3%    884      16.8%
 Other                8,759    5.3%    9,281    5.9%   (522)     -5.6%
                   --------- ------ --------- ------ -------
 Net product sales $166,639  100.0% $158,509  100.0% $8,130       5.1%
                   ========= ====== ========= ====== =======


    The electronics category showed strong growth benefiting from the continued consumer interest in flat panel televisions. The appliance category decreased as compared to the storm assisted first quarter of last year, which produced an abnormally high incidence of refrigeration replacement sales. Track sales (portable electronics, computers, computer peripherals, and small appliances) decreased as the Company modifies its merchandising strategies. Furniture continued its phenomenal growth and Lawn and garden is showing early strength this year.

    Company's total net sales for the quarter benefited from the six stores added since the first quarter of last year. The Company has several stores under development and plans to open six to eight new stores during the fiscal year ending January 31, 2008.

    The Company will host a conference call and audio webcast on Thursday, May 31, 2007 at 10:00AM, CDT, to fully discuss earnings and performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 800-811-8824 or 913-981-4903.

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 62 retail locations in Texas and Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma, LCD and DLP televisions, camcorders, DVD players and home theater products. The Company also sells computers, lawn and garden products, mattresses and furniture, and continues to introduce additional product categories for the home to help increase same store sales and to respond to our customers' product needs.

    Unlike many of its competitors, the Company provides in-house credit options for its customers. Historically, it has financed over 58% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.

    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the sold receivables portfolio; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K filed on March 29, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


    CONTACT: Conn's, Inc.
             Chairman and CEO
             Thomas J. Frank, 409-832-1696 Ext. 3218